Exhibit 5.2


                       LEBOEUF, LAMB, GREENE & MACRAE LLP
                              125 WEST 55TH STREET
                             NEW YORK, NY 10019-5389


                                  June 19, 2007

Idaho Power Company
1221 West Idaho Street
Boise, Idaho  83702-5627


Ladies and Gentlemen:

          We have acted as New York counsel to Idaho Power Company, an Idaho corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (File No. 333-122153) (the "Registration Statement") on January 19, 2005 with the Securities and Exchange Commission (the "Commission") under the Securities Act, relating to $245,000,000 in aggregate principal amount of its unsecured debt securities and first mortgage bonds. The Registration Statement was declared effective on January 27, 2005. The prospectus dated January 27, 2005 (the "Base Prospectus") included in the Registration Statement has been supplemented by a prospectus supplement (the "Prospectus Supplement") relating to $200,000,000 aggregate principal amount of the Company's First Mortgage Bonds, Secured Medium-Term Notes, Series F (the "Medium-Term Notes"), dated May 9, 2005, Pricing Supplement No. 2 ("Pricing Supplement No. 2"), dated June 19, 2007, relating to $140,000,000 aggregate principal amount of Medium-Term Notes, 6.30% Series due 2037 (the "Notes") and a free writing prospectus, dated June 19, 2007, filed by the Company with the Commission pursuant to Rule 433 (the Base Prospectus as so supplemented being hereinafter referred to as the "Prospectus").

          The Notes will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 (the "Mortgage") between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as trustees, as supplemented by all indentures supplemental thereto, including the Fortieth Supplemental Indenture, dated as of May 1, 2005, relating to the Medium-Term Notes.

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus; (ii) the Restated Articles of Incorporation, as amended, and Amended Bylaws of the Company; (iii) the Mortgage; (iv) the Amended and Restated Selling Agency Agreement, dated June 19, 2007 (the "Agency Agreement"), between the Company and each of Banc of America Securities LLC, J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC, as agents, relating to the Medium-Term Notes; (v) the Terms Agreement, dated June 19, 2007 (the "Terms Agreement"), among the Company and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, RBC Capital Markets Corporation, KeyBanc Capital Markets Inc., Wedbush Morgan Securities Inc. and Wells Fargo Securities,


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Idaho Power Company
June 19, 2007
Page 2


LLC, as purchasers, relating to the Notes; (vi) resolutions adopted by the Board of Directors and Executive Committee of the Company relating to the Registration Statement, the Medium-Term Notes in general and the Notes in particular and
(vii) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Prospectus, Restated Articles of Incorporation, Amended Bylaws, Mortgage, Agency Agreement, Terms Agreement, resolutions, instruments, certificates, records and documents. We have also assumed the regularity of all corporate procedures.

          Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the issuance of the Notes has been duly authorized by the Company, and when the Notes shall have been executed, authenticated, issued and delivered in accordance with the terms and provisions of the Mortgage and paid for as contemplated in the Agency Agreement, the Terms Agreement and Pricing Supplement No. 2, the Notes will be legally issued, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the security provided by the Mortgage, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees' and other creditors' rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

          With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Thomas R. Saldin, Senior Vice President and General Counsel of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated June 20, 2007. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                  Very truly yours,

                                  /s/ LeBoeuf, Lamb, Greene & MacRae LLP